Exhibit 10.05
Symantec Corporation
Deferred Compensation Plan
Symantec Corporation Deferred Compensation Plan
Restated and Amended January 1, 2010
Adopted December 15, 2009
Effective with respect to amounts
deferred on or after January 1, 2005

Symantec Corporation
Deferred Compensation Plan

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Symantec Corporation
Deferred Compensation Plan

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9.1	Death Benefit	8
9.2	Payment of Death Benefit	8

ARTICLE 10	Beneficiary Designation	8

10.1	Beneficiary	8
10.2	Beneficiary Designation; Change; Spousal Consent	8
10.3	Acknowledgement	8
10.4	No Beneficiary Designation	8
10.5	Doubt as to Beneficiary	8
10.6	Discharge of Obligations	8

ARTICLE 11	Leave of Absence	8

11.1	Paid Leave of Absence	8
11.2	Unpaid Leave of Absence	8

ARTICLE 12	Termination of Plan, Amendment or Modification	8

12.1	Termination of Plan	8
12.2	Amendment	8
12.3	Election Form	8
12.4	Effect of Payment	8

ARTICLE 13	Administration	8

13.1	Committee Duties	8
13.2	Administration Upon Change In Control	8
13.3	Agents	8
13.4	Binding Effect of Decisions	8
13.5	Indemnity of Committee	8
13.6	Employer Information	8

ARTICLE 14	Other Benefits and Agreements	8

14.1	Coordination with Other Benefits	8

ARTICLE 15	Claims Procedures	8

15.1	Presentation of Claim	8
15.2	Notification of Decision	8
15.3	Review of a Denied Claim	8
15.4	Decision on Review	8
15.5	Legal Action	8

ARTICLE 16	Trust	8

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Symantec Corporation
Deferred Compensation Plan

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16.1	Establishment of the Trust	8
16.2	Interrelationship of the Plan and the Trust	8
16.3	Distributions From the Trust	8

ARTICLE 17	Miscellaneous	8

17.1	Compliance with 409A	8
17.2	Status of the Plan	8
17.3	Unsecured General Creditor	8
17.4	Employer’s Liability	8
17.5	Nonassignability	8
17.6	Not a Contract of Employment	8
17.7	Furnishing Information	8
17.8	Terms	8
17.9	Captions	8
17.10	Governing Law	8
17.11	Notice	8
17.12	Successors	8
17.13	Spouse’s Interest	8
17.14	Validity	8
17.15	Incompetent	8
17.16	Domestic Relations Orders	8
17.17	Distribution in the Event of Income Inclusion Under Code Section 409A	8
17.18	Deduction Limitation on Benefit Payments	8
17.19	Lost Participants or Beneficiaries	8

APPENDIX A	LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS	8

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Symantec Corporation
Deferred Compensation Plan
Purpose
     The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Symantec Corporation, a Delaware corporation. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
     The terms of this Plan shall govern all amounts deferred on or after January 1, 2005. All amounts deferred prior to January 1, 2005, under the Symantec Corporation Deferred Compensation Plan originally adopted November 7, 1996, as amended (“Frozen Plan”), shall continue to be governed by the terms of the Frozen Plan and will be held in a Participant’s Grandfathered Accounts. This Plan as restated and amended effective January 1, 2010, is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Committee may make available to Participants certain transition relief provided under Notices 2006-79 and 2007-86, as described more fully in Appendix A of this Plan.
ARTICLE 1
Definitions
     For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan. The Account Balance shall segregate the Grandfathered Accounts from the deferrals made after December 31, 2004, for bookkeeping purposes, and the portion of the Account Balance attributable to Grandfathered Accounts shall be distributed in accordance with the terms of the Frozen Plan.

1.2	“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (a) the Participant’s Annual Deferral Amount, if any, for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus and Commissions that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.4	“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due

Symantec Corporation
Deferred Compensation Plan
to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Benefit Distribution Date. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.5	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, including wages, overtime, bonuses, commissions, tips and other compensation reported on Form W-2, excluding stock options, relocation expenses, incentive payments, non-monetary awards, fringe benefits and allowances that are paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income), and that are treated by the Employer as Base Salary for purposes of the Plan. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee, which may be electronic in format, that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.8	“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 through 9, as applicable.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Bonus” shall mean any compensation, annual or long-term incentive amounts, or variable pay, in addition to Base Salary and Commissions, earned by a Participant under the Employer’s annual bonus, variable pay and/or cash incentive plans.

1.11	“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section.

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

Symantec Corporation
Deferred Compensation Plan
(a)	A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this Section, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(b)	A “change in the effective control” of the Company shall occur on either of the following dates:
(i)	The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(ii)	The date on which a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.
(c)	A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

Symantec Corporation
Deferred Compensation Plan
1.13	“Commissions” shall mean the cash commissions earned by a Participant during a Plan Year or the Employer’s Fiscal Year, as determined in accordance with Code Section 409A and related Treasury Regulations.

1.14	“Committee” shall mean the committee described in Article 13.

1.15	“Company” shall mean Symantec Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16	“Director” shall mean any member of the board of directors of any Employer.

1.17	“Disability” or “Disabled” shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of the Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.18	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, transmits, authorizes and returns to the Committee, which may be in electronic format, to make an election under the Plan and shall evidence the terms of the Plan. Unless otherwise provided in this Plan herein or determined by the Committee, the most recent Election Form accepted with respect to a Participant shall supersede any prior Election Forms for such Participant with respect to future deferrals.

1.19	“Employee” shall mean a person who is an employee of an Employer.

1.20	“Employer” shall mean the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor. For purposes of determining whether a Participant has experienced a Separation from Service, “Employer” shall be defined consistent with Treas. Reg. § 1.409A-1(h)(3).

1.21	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.22	“Fiscal Year” shall mean the fiscal year of the Company, as may be changed from time to time.

1.23	“Grandfathered Account(s)” shall mean amounts deferred (including earnings thereon) that were earned and vested prior to January 1, 2005 and that are not intended to be subject to Code Section 409A in accordance with Treas. Reg. § 1.409A-6(a)(2). Such amounts are accounted for separate and apart from a Participant’s Account Balance and are governed by the terms of the Frozen Plan.

Symantec Corporation
Deferred Compensation Plan
1.24	“401(k) Plan” shall mean a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.25	“Participant” shall mean any Employee (a) who is eligible to participate in the Plan, and (b) whose executed Election Form and Beneficiary Designation Form are accepted by the Committee.

1.26	“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.27	“Plan” shall mean the Symantec Corporation Deferred Compensation Plan, which shall govern amounts deferred on or after January 1, 2005, and which, as restated and amended as of January 1, 2008, is evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.28	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.29	“Retirement,” “Retire(s)” or “Retired” shall mean a Separation from Service on or after the attainment of age 65.

1.30	“Separation from Service” shall mean a termination of services provided by a Participant to the Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)	For a Participant who provides services to the Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or

Symantec Corporation
Deferred Compensation Plan
other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)	For a Participant who provides services to the Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.

(c)	For a Participant who provides services to the Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an Employee, or (ii) ceases providing services for the Employer as an Employee and begins providing services for the Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for the Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee.
1.31	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
(a)	The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the elective special timing rules provided in Treas. Reg.

Symantec Corporation
Deferred Compensation Plan
§1.415(c)-2(e), and (iii) any of the elective special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)	Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.
1.32	“Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.33	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances in accordance with Treas. Reg. Section 1.409A-3(i)(3).

1.34	“Years of Service” shall mean the total number of full years in which a Participant has been employed by the Employer. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. A partial year of employment shall not be treated as a Year of Service.
ARTICLE 2
Selection, Enrollment, Eligibility
2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.
(a)	As a condition to participation, each selected Employee shall enroll once they complete, execute and return to the Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)	Each selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines that the Employee (i) has met all enrollment requirements set forth in this Plan and required by the Committee, including (a) being either an Executive staff member or in salary grades 13 (or equivalent) and above, (b) earning more than $150,000 per year, and (c) receiving written notice of his or her eligibility, and (ii) has returned all required documents to the Committee within the specified time period. Nonresident aliens shall not be eligible to

Symantec Corporation
Deferred Compensation Plan
participate in the Plan unless specifically permitted by the Committee. To the extent the Committee, in its sole discretion, revises the eligibility criteria, it shall notify Employees in writing.

(c)	If an Employee fails to meet all requirements established by the Committee within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.
ARTICLE 3
Deferral Commitments/ Amounts/Vesting/Crediting/Taxes
3.1	Maximum Deferral
(a)	Annual Deferral Amount. For each Plan Year beginning on or after January 1, 2006, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Commissions up to the following maximum percentages for each deferral elected:

Deferral	Maximum Deferral Percentage
Base Salary	75%
Bonus	100%
Commissions	100%
(b)	2005 Deferral Amount. For the 2005 Plan Year, a Participant was able to elect to defer, as his or her Annual Deferral Amount, 50% of Base Salary, Bonus and/or Commissions.

(c)	Mid-Year Initial Deferral Amount. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A and related Treasury Regulations, the maximum amount of the Participant’s Base Salary, Bonus or Commissions that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.1(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.
3.2	Timing of Deferral Elections; Effect of Election Form.
(a)	General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Base Salary, Bonus and/or Commissions, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable as of the December 31st preceding the Plan Year in which such Base Salary, Bonus and/or Commissions are earned.

Symantec Corporation
Deferred Compensation Plan
Any deferral election for Bonus and/or Commissions that qualifies as Fiscal Year Compensation made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that the Committee may permit a Participant to make an irrevocable deferral election for an amount that qualifies as Fiscal Year Compensation, as described in Section 3.2(c) below, until no later than the last day of the Employer’s immediately preceding Fiscal Year.

Any deferral election for an amount that qualifies as Performance-Based Compensation shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.2(d) below.

Notwithstanding anything herein to the contrary, all deferral elections shall conform to, and be made in accordance with the requirements of Code Section 409A. In no event may a deferral election with respect to Base Salary, Bonus and/or Commissions be made after the last date that such deferral election can be made in order to comply with the provisions of Code Section 409A and related Treasury Regulations.

(b)	Timing of Deferral Elections for Newly Eligible Plan Participants. A selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus and/or Commissions attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the selected Employee becomes eligible to participate in the Plan.

(c)	Timing of Deferral Elections for Fiscal Year Compensation. In the event that the Fiscal Year of the Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “Fiscal Year Compensation” (as defined below), by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s Fiscal Year immediately preceding the Fiscal Year in which the

Symantec Corporation
Deferred Compensation Plan
services related to such compensation will begin to be performed. For purposes of this Section, the term “Fiscal Year Compensation” shall include Bonus or Commissions relating to a service period coextensive with one or more consecutive Fiscal Years of the Employer, of which no amount is paid or payable during the Employer’s Fiscal Year(s) that constitute the service period. A deferral election made in accordance with this Section 3.2(c) shall be irrevocable as of the last day of the immediately preceding Fiscal Year(s) to which the deferral election applies.

A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with 3.2(d) below.

(d)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2, the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2 be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(e)	Grandfathered Elections. Participant elections with respect to deferrals of amounts earned and vested before January 1, 2005 shall remain in effect for such amounts (any earnings thereon) and, thus, such amounts (and any earnings thereon) and elections are not subject to the deferred compensation rules under Code Section 409A. Such amounts will be held in a Participant’s Grandfathered Account.

(f)	Effect of Election on Deferrals. The Participant’s deferral election shall be calculated with respect to the Base Salary, Bonus and/or Commissions payable to the Participant after any amounts for other deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 75% of the Base Salary and 100% of Bonus and/or Commissions of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Notwithstanding anything herein to the contrary, any changes to 401(k) deferrals and other payroll withholdings made or effective after December 31st of a Plan Year or the last day of the immediately preceding Fiscal Year, if such later deferral is permitted by the Committee, that would affect the amount of Base Salary, Bonus and/or Commissions being deferred to the Plan (or any other changes that would cause a deferral election to be treated as being revocable for purposes of Code

Symantec Corporation
Deferred Compensation Plan
Section 409A, or which would otherwise cause a deferral election or the terms of the Plan to violate 409A) shall be disregarded for purposes of the Plan and shall not become effective under the Plan until the first day of the Plan Year or Fiscal Year for which a new deferral election could be effective under Section 3.2(a).
3.3	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus and/or Commissions portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Commissions are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.4	Vesting. A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.5.

3.5	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Measurement Funds. A Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(b)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.5(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.5(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole

Symantec Corporation
Deferred Compensation Plan
discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.
(c)	Proportionate Allocation. In making any election described in Section 3.5(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
3.6	FICA and Other Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Employer shall withhold from that portion of the Participant’s Base Salary, Bonus and/or Commissions that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.6.

(b)	Distributions. The Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.
ARTICLE 4
Scheduled Distribution; Unforeseeable Emergencies
4.1	Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive all or a portion of such Annual Deferral Amount, plus amounts credited or debited on that amount pursuant to Section 3.5, in the form of a lump sum

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Deferred Compensation Plan
payment or installments, as elected by the Participant (a “Scheduled Distribution”). The lump sum payment shall be calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section. The Participant may elect installments of Scheduled Distributions in accordance with the Annual Installment Method of 5, 10 or 15 years. The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than 5 Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a 60 day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2008, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2014, and the Scheduled Distribution would be paid out during the 60 day period commencing immediately after such Benefit Distribution Date.
4.2	Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60 day period commencing immediately after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:
(a)	The election of the new Benefit Distribution Date shall have no effect until at least 12 months after the date on which the election is made;

(b)	The new Benefit Distribution Date selected by the Participant for such Scheduled Distribution must be the first day of a Plan Year that is no sooner than 5 years after the previously designated Benefit Distribution Date; and

(c)	The election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.
For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution. An election to postpone a Scheduled Distribution is specific to the Annual Account or payment event to which it applies, and shall not be construed to affect the Scheduled Distribution of any other accounts. Notwithstanding anything herein to the contrary, any election to postpone a Scheduled Distribution shall be made in accordance with the requirements of Code Section 409A.

4.3	Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles 5 through 9, as applicable, all amounts subject to a Scheduled Distribution

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Deferred Compensation Plan
election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article 4.
4.4	Unforeseeable Emergencies.
(a)	If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles 5 through 9, as applicable, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date. In addition, in the event of such approval the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(b)	A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from the Employer’s 401(k) Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3).
ARTICLE 5
Change in Control Benefit
5.1	Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change in Control Benefit”). The Benefit Distribution Date for the Change in Control Benefit, if any, shall be the date on which the Change in Control occurs.

If a Participant elects not to receive a Change in Control Benefit, or fails to make an election in connection with his or her commencement of participation in the Plan, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of the Plan.

Symantec Corporation
Deferred Compensation Plan
5.2	Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 6
Retirement and Five Plus Benefit
6.1	Retirement Benefit. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance attributable to deferrals for Plan Years ending on or before December 31, 2009, in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 6.3 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for one or more Annual Accounts in accordance with Section 6.3(b), the Benefit Distribution Date for the Annual Account(s) subject to such change shall be determined in accordance with Section 6.3(b).

6.2	Five Plus Benefit. If a Participant experiences a Separation from Service after completing Five Years of Service, the Participant shall be eligible to receive his or her vested Account Balance attributable to deferrals for Plan Years beginning after December 31, 2009, in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 6.3 (the “Five Plus Benefit”). A Participant’s Five Plus Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for one or more Annual Accounts in accordance with Section 6.3(b), the Benefit Distribution Date for the Annual Account(s) subject to such change shall be determined in accordance with Section 6.3(b).

6.3	Payment of Retirement or Five Plus Benefit.
(a)	In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of 5, 10, or 15 years. If a Participant does not make any election with respect to the payment of an Annual Account or if the Annual Account is not eligible for the Retirement or Five Plus Benefit, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)	A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

Symantec Corporation
Deferred Compensation Plan
(i)	The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)	The new Benefit Distribution Date for such Annual Account shall be 5 years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and

(iii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.
For purposes of applying the provisions of this Section 6.3(b), a Participant’s election to change the form of payment for an Annual Account shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 6.3(b), the Election Form most recently accepted by the Committee that has become effective for an Annual Account shall govern the form of payout of such Annual Account.

(c)	The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the applicable Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

(d)	Notwithstanding Article 6, the Committee may determine in writing on or before the Benefit Distribution Date attributable to a Separation from Service that the Participant’s Account Balance shall be paid in a lump sum in the event that the lump sum payment thereby made (i) results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2), and (ii) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).
ARTICLE 7
Termination Benefit
7.1	Termination Benefit. If a Participant experiences a Separation from Service that does not entitle the Participant to the Retirement or Five Plus Benefit, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service.

Symantec Corporation
Deferred Compensation Plan
7.2	Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 8
Disability Benefit
8.1	Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 5 through 7, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

8.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 9
Death Benefit
9.1	Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

9.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 10
Beneficiary Designation
10.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Employer in which the Participant participates.

Symantec Corporation
Deferred Compensation Plan
10.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Election Form shall terminate upon such full payment of benefits. In addition, if the Employer shall find that any person to whom any amount is or was payable hereunder is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then the Employer, if it so elects, may direct that any payment due him or her or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof, be paid or applied for the benefit of such person (or such person’s spouse, children or other dependents), to an institution maintaining or having custody of such person, or to any other person deemed by the Employer to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Employer may deem proper. Any such payment shall be in full and complete discharge of the Employer’s obligation under this Plan.
ARTICLE 11
Leave of Absence
11.1	Paid Leave of Absence. If a Participant is authorized by the Employer to take a paid leave of absence, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the

Symantec Corporation
Deferred Compensation Plan
Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.
11.2	Unpaid Leave of Absence. If a Participant is authorized by the Employer to take an unpaid leave of absence for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferrals. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.
ARTICLE 12
Termination of Plan, Amendment or Modification
12.1	Termination of Plan. Although the Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.5. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed in a lump sum, subject to and in accordance with any rules established by the Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

12.2	Amendment. The Employer may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective.

12.3	Election Form. Despite the provisions of Sections 12.1, if a Participant’s Election Form or any other employee communication contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

Symantec Corporation
Deferred Compensation Plan
12.4	Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Election Form shall terminate.
ARTICLE 13
Administration
13.1	Committee Duties. Except as otherwise provided in this Article 13, this Plan shall be administered by the Employee Benefits Administrative Committee, which members shall be appointed by the Board. Members of the Committee may be Participants under this Plan, including Board members that are employees. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2	Administration Upon Change In Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 13.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

13.3	Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

13.4	Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5	Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, the Employee or the Administrator.

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Deferred Compensation Plan
13.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 14
Other Benefits and Agreements
14.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 15
Claims Procedures
15.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. In the event of a claim based upon a Disability, the Committee shall respond within 45 days of receiving the Disability claim and the extension of time for processing the Disability claim may not exceed 30 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

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Deferred Compensation Plan
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
15.3	Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied (180 days for a Disability claim), in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
15.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the review of the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. In the case of a Disability claim, the Committee shall render a final decision no later than 45 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. The extension of time for reviewing a Disability claim shall not exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Symantec Corporation
Deferred Compensation Plan
15.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to exhaustion of his or her administrative remedies and a Claimant’s right to commence any legal action, including any arbitration, with respect to any claim for benefits under this Plan.
ARTICLE 16
Trust
16.1	Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which the Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

16.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Election Form shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3	Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE 17
Miscellaneous
17.1	Compliance with 409A. The Plan, including all deferral decisions or elections and all distributions hereunder, shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations, and if any provision of the Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of the interpretation or construction which is consistent with the Plan complying with the provisions of Code Section 409A. The Company makes no representations as to the tax consequences of the deferrals under the Plan (including, without limitation, under Code Section 409A). Participants are solely responsible for any and all income, excise or other taxes imposed on a Participant with respect to participation in the Plan (and deferrals made under the Plan). Notwithstanding anything herein to the contrary, no amount of “deferred compensation” (within the meaning of Code Section 409A) shall be paid earlier than the earliest date permitted under Code Section 409A, and all deferral decisions or elections made hereunder shall be made in accordance with the provisions of Code Section 409A.

17.2	Status of the Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Symantec Corporation
Deferred Compensation Plan
17.3	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.4	Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan and the Election Form, as entered into between the Employer and a Participant. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Form.

17.5	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.6	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

17.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.8	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

Symantec Corporation
Deferred Compensation Plan
17.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Symantec Corporation
Attn: Global Benefits Department
20330 Stevens Creek Blvd.
Cupertino, California 95014
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.13	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.16	Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse as permitted by Treas. Reg. 1.409A-2(b)(4).

17.17	Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the

Symantec Corporation
Deferred Compensation Plan
portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.
17.18	Deduction Limitation on Benefit Payments. If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.5. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

17.19	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such effectors as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

Symantec Corporation
Deferred Compensation Plan
IN WITNESS WHEREOF, the Company has signed this Plan document as of December 15, 2009.

“Company” Symantec Corporation, a Delaware corporation
By:	/s/ Renee Janosch
	Title:	Senior Director, Global Benefits

Symantec Corporation
Deferred Compensation Plan

APPENDIX A
LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS
The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.
Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election under Articles 4, 5 and 6 of the Plan, the Committee may, to the extent permitted by Notice 2006-79 (which was modified and superseded by Notice 2007-86) provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2007. Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any distribution election submitted by a Participant in accordance with this Appendix A either (a) relates to an amount that would otherwise be paid to the Participant in 2007, or (b) would cause an amount to be paid to the Participant in 2007, such election shall not be effective.